FOR IMMEDIATE RELEASE
DECEMBER 5, 2014
PHONE: 609-561-9000
IR CONTACT: Marissa Travaline x 4227; e-mail: mtravaline@sjindustries.com
MEDIA CONTACT: Dan Lockwood x4108; e-mail: dlockwood@sjindustries.com

SJI’s CEO Graham to Retire; Renna Named as Successor

 FOLSOM, NJ - South Jersey Industries (NYSE:SJI) today announced that chairman and CEO, Edward J. Graham, plans to retire effective April 30, 2015. Graham’s decision to retire will bring to close a remarkable career of 33 years of service to SJI and its shareholders. Michael J. Renna, currently president and COO, will assume the role of president and CEO as of May 1, 2015. Walter M. Higgins III, SJI’s Lead Independent Director will become chairman of SJI’s board of directors on May 1.

Graham has served as SJI’s CEO since January 2004. Under his leadership, SJI’s total shareholder return has averaged approximately 13 percent compared with 8 percent for the S&P 500. In addition, the company’s market value is three and a half times what it was when Graham’s tenure as CEO began.

“I am grateful to have spent the majority of my career at SJI and am extremely honored to have led the company during the past 11 years. Working with such an experienced and talented team of employees has been a pleasure and I am proud of our accomplishments. SJI is in a strong position and I am confident about the future prospects in the years ahead under Mike Renna’s leadership,” noted Graham.

Renna’s promotion is the result of a structured succession plan that Graham and SJI’s board carefully developed and diligently executed over the past several years to ensure SJI’s continued success well into the future. After joining SJI in 1998 as a manager, Renna quickly advanced to the officer level and in 2006 assumed leadership of SJI’s non-utility businesses. He was instrumental in determining the company’s strategic direction and has led the non-utility businesses to generate outstanding performance over the past decade. He was named SJI’s president and COO and was elected to SJI’s board of directors in 2014. Renna serves on the board of directors of the New Jersey Chamber of Commerce and the CEO Council for Growth’s Greater Philadelphia Energy Action Team. He also participates in The University of Delaware’s Student Mentoring Program.

Higgins joined SJI’s board of directors in 2008 and became Lead Independent Director in 2010. He is president and CEO of Ascendant Group Ltd and president and CEO of Bermuda Electric Light Company Ltd.

“On behalf of SJI’s Board of Directors, I want to thank Ed for his outstanding leadership. During his tenure as CEO, Ed provided the leadership which has driven SJI’s success operationally and financially in addition to developing an outstanding management team,” said Higgins.

A strong believer in giving back, Graham has impacted the local community through active leadership in a variety of nonprofit and professional organizations. He is on the board of directors of the Federal Reserve Bank of Philadelphia; an officer and member of Choose New Jersey; on the board of directors of the New Jersey Manufacturers Insurance Company and the New Jersey Business & Industry Association. He also serves on the board of the United Way of Greater Philadelphia and Southern New Jersey; serves on Drexel

University’s Energy and Environment Council and is a member of the William J. Hughes Center for Public Policy.

About South Jersey Industries
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to over 365,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.